Exhibit 99

                            US AIRWAYS SAYS IMMEDIATE ACTION WILL BE TAKEN
                                             IN RESPONSE TO IRAQI WAR IMPACT

                       Airline in Discussions with DIP Lender and Aircraft Lenders Regarding Defaults

       ARLINGTON, Va., March 20, 2003 -- US Airways told the U.S. Bankruptcy Court today that the formal commencement of the Iraqi War requires the airline to take immediate steps to limit the war's impact on its restructuring. The company said it is evaluating actions that must be taken to actively manage the economic and operating challenges presented by the war.

       The company noted that all of the airline's labor contracts contain a provision that allows it to implement a 5 percent pay deferral for up to 18 months for all union, management and administrative employees, in conjunction with a force majeure situation. The company said that it would disclose shortly cost-reduction or deferral initiatives, and that pay deferral and capacity reductions are among the actions being considered.

       The company said that its passenger bookings had dropped almost 40 percent on Wednesday, March 19, 2003, compared to the previous Wednesday, March 12, 2003, as customers are delaying or canceling their travel plans. Transatlantic bookings are more heavily impacted, and total traffic is expected to drop by up to 20 percent for the near term. The disclosure was made to Judge Stephen S. Mitchell of the U.S. Bankruptcy Court for the Eastern District of Virginia in Alexandria, at the monthly omnibus hearing of US Airways' Chapter 11 reorganization.

       "Our short-term survival and long-term success after we emerge from Chapter 11 are conditioned on our taking decisive, proactive steps to limit the airline's financial exposure from the war," said David Siegel, US Airways president and chief executive officer. "The entire airline industry is facing a dramatic drop in demand that will only further erode the financial standing of the major carriers. While we look to the Bush Administration and Congress to provide some relief from the war's impact, that relief will only be forthcoming if we first take steps of our own."

       US Airways notified Retirement Systems of Alabama (RSA) today that the company failed to meet a critical financial covenant under its debtor-in-possession (DIP) facility. Under the terms of the DIP, RSA has certain remedies that it could exercise upon the occurrence of this default, including a cancellation of its commitment to lend under the facility, as well as the right, upon five business days' notice, to recover the collateral for the loan. To date, RSA has loaned US Airways $369 million under the DIP facility. US Airways is in discussions with RSA concerning a potential waiver of this default or a standstill agreement.

       US Airways also reported that it did not make certain payments due today on its 2001-1 pass through trust certificates related to 14 Airbus aircraft totaling approximately $27 million. US Airways is currently in discussions with certain interested parties regarding these payments. The company anticipates reaching agreement on these payments during the five-business-day cure period allowed for these payments.

       US Airways made previously missed payments on its 2000-1 and 2000-3 pass through trust certificates related to Airbus aircraft on March 7, 2003. These payments, totaling $67 million, were due on Feb. 20, 2003, and March 3, 2003, respectively, and were made prior to the end of the applicable cure periods. In connection with these previously missed Airbus aircraft payments, US Airways reached an agreement with the RSA DIP financing facility and drew down $69 million of the DIP to cover these payments. The remaining $131 million of the RSA DIP remains subject to applicable closing conditions.

       US Airways told the Court that the company had rejected the latest proposal from the Air Line Pilots Association (ALPA) as part of negotiations over a replacement pension plan, following the Bankruptcy Court's approval earlier this month of a distress termination of the existing pension.

Certain of the information contained in this press release should be considered "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that reflect the company's current views with respect to current events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the company's operations and business environment which may cause the actual results of the company to be materially different from any future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the company to continue as a going concern; the ability of the company to operate pursuant to the terms of the DIP facility and any exit financing facilities that become effective following consummation of the First Amended Plan of Reorganization of US Airways Group, Inc. and Its Affiliated Debtors and Debtors-in-Possession, As Modified (Amended Plan); the company's ability to obtain court approval with respect to motions in the Chapter 11 cases prosecuted by it from time to time; the ability of the company to consummate the Amended Plan and the transactions contemplated by it; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases should the Amended Plan not be consummated; the ability of the company to obtain and maintain normal terms with vendors and service providers; the company's ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the company's liquidity or results of operations should the Amended Plan not be consummated; the ability of the company to fund and execute its business plan; the ability of the company to attract, motivate and/or retain key executives and associates; the ability of the company to attract and retain customers; demand for transportation in the markets in which the company operates; economic conditions; labor costs; financing costs; aviation fuel costs; security-related costs; competitive pressures on pricing (particularly from lower-cost competitors); weather conditions; government legislation and regulation; consumer perceptions of the company's products; acts of war or terrorism; and other risks and uncertainties listed from time to time in the company's reports to the United States Securities and Exchange Commission. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Similarly, these and other factors, including the terms of any reorganization plan ultimately confirmed or consummated can affect the value of the company's various pre-petition liabilities, common stock and/or other equity securities. While no assurance can be given as to what values, if any, ultimately will be ascribed in the bankruptcy cases to each of these constituencies, it should be noted that the Amended Plan, which was confirmed on March 18, 2003, affords no distribution to the company's equity security holders and cancels such equity securities. Accordingly, the company urges that the appropriate caution be exercised with respect to existing and future investments in any of these liabilities and/or securities.

NUMBER: 4508